Exhibit 99.1

Autobytel Adopts Tax Benefit Preservation Plan
to Preserve Use of Net Operating Losses

IRVINE, Calif. (May 26, 2010) – Autobytel Inc. (Nasdaq: ABTL), a leading automotive marketing services company, today announced that its Board of Directors has adopted a Tax Benefit Preservation Plan (Tax Benefit Plan) designed to reduce the likelihood that Autobytel’s use of its net operating losses, loss carryforwards and other tax assets (NOLs) would be substantially limited under Section 382 of the Internal Revenue Code.

NOLs can generally be used to offset future taxable income and therefore reduce federal income tax obligations. However, Autobytel’s ability to use its NOLs may be substantially limited if there occurs an “ownership change” of Autobytel as defined under Section 382.  In general, an ownership change will occur if Autobytel’s “5-percent stockholders,” as defined under Section 382, collectively increase their ownership in Autobytel by more than 50 percentage points over a rolling three-year period.

The Tax Benefit Plan protects the interests of Autobytel’s stockholders by preserving valuable corporate assets. The Tax Benefit Plan is designed to protect the significant tax benefits of Autobytel’s net operating loss carryforwards and built-in losses.

As part of the Tax Benefit Plan, Autobytel’s Board of Directors declared a dividend of one preferred share purchase right (a Right) for each outstanding share of its common stock.  The dividend will be payable to holders of record as of the close of business on June 11, 2010.  Any shares of Autobytel’s common stock issued after the record date will be issued together with the Rights.

The Rights are not currently exercisable and initially will trade only with the common stock. However, if any person or group acquires 4.90% or more of the outstanding shares of Autobytel’s common stock (subject to certain exceptions), there will be a triggering event under the Tax Benefit Plan, which would cause the Rights to become exercisable and would be expected to result in significant dilution in the ownership interest of such a person or group.  Existing stockholders who currently own more than 4.90% of the Company’s outstanding shares will not trigger the Tax Benefit Plan so long as they do not acquire additional shares.

At its discretion, Autobytel’s Board of Directors may exempt certain persons and certain transactions under the Tax Benefit Plan if the Board of Directors determines that such persons or transactions would not be likely to limit Autobytel’s NOLs or is otherwise in the best interests of Autobytel. The Tax Benefit Plan may be terminated by the Board of Directors at any time before the Rights are triggered.

The Tax Benefit Plan is similar to plans recently adopted by many other public companies with significant NOLs.

The Rights will expire upon the earliest of:

•	May 26, 2014;

•	The time at which the Rights are redeemed or exchanged under the Tax Benefit Plan;

•	The end of the month in which Autobytel’s 2011 annual meeting of stockholders is held if stockholder approval of the Tax Benefit Plan has not been received before that time;

•	The repeal of Section 382 or any successor statute, if Autobytel’s Board of Directors determines that the Tax Benefit Plan is no longer necessary for the preservation of its NOLs;

•	The beginning of a taxable year of Autobytel to which the Board of Directors determines that no NOLs may be carried forward; or

•	The time when the Board of Directors determines that a limitation on the use of the NOLs under Section 382 would no longer be material to Autobytel.

The issuance of the Rights will not affect Autobytel’s reported earnings per share and is not taxable to Autobytel or its stockholders.

Additional information regarding the Tax Benefit Plan will be contained in a Form 8-K and in a Registration Statement on Form 8-A that Autobytel is filing with the Securities and Exchange Commission. In addition, Autobytel stockholders of record as of the close of business on June 11, 2010, will be mailed a detailed summary of the Tax Benefit Plan.

Also, in connection with the adoption of the Tax Benefit Plan, Autobytel today also announced that its Board of Directors has amended its existing Amended and Restated Rights Agreement (Rights Agreement) to provide for expiration of the Rights Agreement upon the effectiveness of the Tax Benefit Plan.

About Autobytel

Autobytel Inc. (NASDAQ: ABTL), a leader in providing online consumer leads and marketing resources to auto dealers and manufacturers, pioneered the automotive Internet when it launched autobytel.com in 1995.  Today, the company is continuing to offer innovative products and services to help auto dealers and manufacturers sell more new and used cars.  Autobytel has helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and helped every major automaker market its brand online.  Through its flagship website Autobytel.com®, its network of automotive sites including Autoweb.com®, AutoSite.com®, Car.comsm, CarSmart.com®, CarTV.com®, and MyRide.com®, and its respected online partners, Autobytel continues its dedication to innovating the industry’s highest quality Internet programs to provide consumers with a comprehensive and positive automotive research and purchasing experience, and auto dealers, dealer groups and auto manufacturers with one of the industry’s most productive and cost-effective customer referral and marketing programs.

Forward-Looking Statements

The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws.  These forward-looking statements are not guarantees of future performance and involve certain assumptions and certain risks and uncertainties that are difficult to predict.  Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements.  Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions, the financial condition of automobile manufacturers and dealers, the economic impact of terrorist attacks or military actions, increased dealer attrition, pressure on dealer fees, increased or unexpected competition, the failure of new products and services to meet expectations, failure to retain key employees or attract and integrate new employees, actual costs and expenses exceeding the charges taken by Autobytel, changes in laws and regulations, costs of legal matters, including, defending lawsuits and undertaking investigations and related matters, and other matters disclosed in Autobytel's filings with the Securities and Exchange Commission.  Investors are strongly encouraged to review the Annual Report on Form 10-K for the year ended December 31, 2009 and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of the stock.

Contacts:

Autobytel Inc.
Jim Helberg, Media Relations
949-862-1395
jimh@autobytel.com

PondelWilkinson Inc., Investor Relations
Roger Pondel/Laurie Berman
310-279-5980
investor@pondel.com